UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 7, 2015, StanCorp Financial Group, Inc. posted the following list of Frequently Asked Questions to its intranet website:

MEIJI YASUDA TO ACQUIRE STANCORP FINANCIAL GROUP

TOP 20 ADDITIONAL QUESTIONS FOR EMPLOYEES

(Questions received through August 6, 2015)

1.	Can you explain more about the “Delaware company” that was created for this transaction?

The new Delaware company is a wholly owned subsidiary of Meiji Yasuda that was formed solely for the purpose of the merger agreement. The Delaware company will merge with and into StanCorp at the closing of the transaction. Following that merger, the Delaware company will no longer exist and StanCorp will continue as a wholly owned subsidiary of Meiji Yasuda. Importantly, the existence of this Delaware company has no impact on our operations, and we will continue to be headquartered in Portland.

2.	Will The Standard go back to being a mutual insurance company as part of this transaction?

A mutual insurance company is owned by its policy owners. StanCorp Financial Group will be exchanging its many shareholders for just one shareholder – Meiji Yasuda – which happens to be a mutual insurance company. The Standard will not be a mutual insurance company, but will be owned by one after the transaction closes, which is expected in the first quarter of 2016.

3.	Can we anticipate changes to our pension plan as a result of this transaction?

As with other employee benefits, no changes are contemplated as part of this transaction other than those benefits which will need to be adjusted due to becoming a private company, such as compensation or bonus plans that contain an earnings per share metric. Our management team will continue to evaluate employee benefit offerings on an annual basis before and after this transaction, and employees should expect changes from time to time, consistent with our past practices.

4.	Can we really expect that there will be no change to our operations?

That’s correct – no changes to The Standard’s current operations are anticipated. The Standard will operate as a wholly owned subsidiary of Meiji Yasuda, with the same management team in place. We will operate our businesses as we do today, executing on our collective business plans and serving our customers and partners, while maintaining our current headquarters, employees, community support, distribution channels and product mix. Over time, we will work with the Meiji Yasuda team to look at new opportunities and ways to work together.

5.	What percentage of StanCorp shareholders must approve the transaction via the proxy vote?

A simple majority of StanCorp’s outstanding shares must be voted in approval of the transaction.

6.	What are the impacts to financial reporting?

Initially there will be no changes to financial reporting to the SEC. Although StanCorp’s common stock will no longer be publicly traded, StanCorp currently has outstanding debt that will continue to require certain reporting requirements in 2016.

MEIJI YASUDA TO ACQUIRE STANCORP FINANCIAL GROUP

TOP 20 ADDITIONAL QUESTIONS FOR EMPLOYEES

(Questions received through August 6, 2015)

Our insurance companies will retain their current headquarters and continue to file statutory financial statements with the NAIC in Oregon and New York. Other possible changes to financial reporting may involve information that Meiji Yasuda will need in order to report on their consolidated operations.

7.	Does this impact our partnership with Northwestern Mutual?

No. Nothing will change in our partnership with Northwestern Mutual as a result of this transaction.

8.	Will Meiji Yasuda invest in more technology for The Standard?

Down the road, there may be opportunities for enhancing our systems, although the transaction itself does not specify additional investments in more technology for The Standard. Meiji Yasuda has been clear that they are committed to the long-term success of The Standard.

9.	How does this announcement impact leadership, retention and succession planning?

As always, leadership, retention and succession planning will remain a function of company management and the Board of Directors. Information about certain executive retention arrangements are contained in our public filings, and each member of the management committee has committed to continue in their roles.

10.	What is the relationship between Meiji Yasuda and Mitsubishi?

Meiji Yasuda is not owned by or legally affiliated with the Mitsubishi group. In Japan, companies are associated into groups (“Keiretsu”) which, generally speaking, are business partnerships among businesses from various industries such as manufacturing, banking, etc. Being part of a Keiretsu provides vertical integration and financial strength to the group members. Meiji Yasuda is part of the Mitsubishi group, and also part of Fuyo group.

11.	When will we know more about the process for completing the transaction?

Once we have completed the “go-shop” period, the next step in the process is to file and mail a proxy statement to shareholders which provides information about the background of the transaction and the voting process. We expect to file the preliminary proxy statement following the expiration of the go-shop period. During this time, regulatory approvals from multiple state insurance divisions are also being sought. Our best estimate is that the shareholder and regulatory approval processes will be completed in the first quarter of 2016. StanCorp will remain a public company until each of those steps is completed.

12.	Will Meiji Yasuda have people at The Standard? What groups would they work with?

We anticipate Meiji Yasuda will have a handful of people working at The Standard, and additionally we will likely host a number of trainees from Meiji Yasuda on a rotational basis. Details of these arrangements will be worked out over the coming months, but they will of course want to learn our businesses.

MEIJI YASUDA TO ACQUIRE STANCORP FINANCIAL GROUP

TOP 20 ADDITIONAL QUESTIONS FOR EMPLOYEES

(Questions received through August 6, 2015)

13.	Will being foreign-owned impact our vendor relationships or government accounts?

Standard Insurance Company and The Standard Life Insurance Company of New York will continue to be domiciled in Oregon and New York, respectively. We do not anticipate this will affect any relationships with vendors or customers.

14.	Will any of our networks or systems be integrated with Meiji Yasuda’s?

This is not anticipated.

15.	If Meiji Yasuda is outbid during the “go-shop” period are we required to accept the offer?

The Board has a fiduciary duty to our shareholders to evaluate any offer that is deemed to be potentially superior to the Meiji Yasuda transaction. Pursuant to our merger agreement, Meiji Yasuda would then have an opportunity to match any superior offer.

16.	Will employees be required to re-apply for their positions after the acquisition is complete?

No.

17.	How will this transaction impact the MONEY annual bonus plan?

There is no impact to the MONEY plan for 2015. Following the successful close of the transaction, performance metrics included in the MONEY plan will be revised to reflect the fact that we would no longer be tracking earnings per share, but the MONEY plan will continue in a similar form.

18.	What are the mechanics and tax consequences around my ESPP and 401(k) shares?

SFG stock purchased through the Employee Stock Purchase Plan will have the same tax treatment that it had in the past, whether it is sold prior to the close date or converted at the close date. If you invest in the Employer Stock Fund in the Company’s 401(k) plan, the SFG stock will be converted to cash at closing along with all other SFG shares. We encourage employees to seek a professional tax consultant with any specific questions.

19.	What communications have been given to our customers? Plans for more?

We continue to execute on a robust communications plan for all of our customers, producers and brokers, and have provided talking points and FAQs to assist in conversations. We are planning to send formal letters to all customers notifying them when the transaction is complete. Importantly, nothing changes for our customers. We will continue to execute on our collective business plans and serve our customers and partners.

20.	What impact does this transaction have on our ratings?

Ratings are put on watch as a customary review following a transaction announcement. Having Meiji Yasuda rated higher by AM Best and Moody’s is a positive, but unless there is capital commitment or other financial support, we would not expect a significant bias toward a rating change. Meiji Yasuda has been clear in its communication that it wants The Standard to

MEIJI YASUDA TO ACQUIRE STANCORP FINANCIAL GROUP

TOP 20 ADDITIONAL QUESTIONS FOR EMPLOYEES

(Questions received through August 6, 2015)

continue operating as it has in the past. We anticipate that ultimately we will demonstrate to rating agencies that we will continue to operate as we have in the past as a standalone company. The difference now is that we will have one owner instead of many shareholders.

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Additional Information and Where to Find It

In connection with the proposed merger transaction, StanCorp will file with the SEC and furnish to the StanCorp’s shareholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, STANCORP’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. StanCorp’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, StanCorp’s shareholders may obtain a free copy of the proxy statement and other of StanCorp’s filings with the SEC from StanCorp’s website at www.stancorpfinancial.com or by directing a request to: Jeff Hallin, Vice President, Investor Relations and Capital Markets, 1100 Southwest Sixth Avenue, Portland, OR 97204. The directors, executive officers and certain other members of management and employees of StanCorp may be deemed “participants” in the solicitation of proxies from shareholders of StanCorp in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of StanCorp in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about StanCorp’s executive officers and directors in its Annual Report on Form 10-K filed with the SEC on February 26, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on March 23, 2015.